As filed with the Securities and Exchange Commission on July 2, 2003.
Registration No. 333-__________
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8
Registration Statement under The Securities Act of 1933

Air-Q Wi-Fi Corporation
(Exact Name of Registrant as Specified in its Charter)
DELAWARE	01-0623010
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

7635 Jefferson Highway, Suite 309, Baton Rouge Louisiana 70809 (225) 927-1697
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Office)

Agreement for Consulting and Legal Services
(Full title of the plan)

David Loflin, President	Air-Q Wi-Fi Corporation
7635 Jefferson Highway, Suite 309, Baton Rouge, Louisiana 70809
(225) 927-1697
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:	Eric Newlan, Esq. NEWLAN & NEWLAN 819 Office Park Circle Lewisville, Texas 75057 972-353-3880

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.0001 par value	300,000 issued shares	$1.50(1)	$450,000	$36.41
Total	300,000 shares		$450,000	$36.41
(1)

Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the last trade price reported on the OTC Bulletin Board on June 30, 2003, $1.50 per share.

PROSPECTUS
Air-Q Wi-Fi Corporation
300,000 Shares of Common Stock ($.001 par value per share)
Issued Pursuant to an Agreement for Consulting and Legal Services

This prospectus is part of a registration statement which registers 300,000 shares of common stock, $.001 par value per share, of Air-Q Wi-Fi Corporation, which have been issued, as described herein, to Newlan & Newlan, Attorneys at Law, consultants and legal counsel to our company, pursuant to an agreement for consulting and legal services. Newlan & Newlan has been issued a total of 300,000 shares of our common stock pursuant to its agreement. Newlan & Newlan is a selling shareholder under this prospectus. The shares were issued to Newlan & Newlan pursuant to a compensation contract which provides for the issuance of the common stock to Newlan & Newlan. The selling shareholder has advised us that it may sell all or a portion of its shares of common stock from time to time in the market in negotiated transactions, directly through brokers, or otherwise, and that these shares will be sold at market prices prevailing at the time of any sales or at negotiated prices.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and, if given or made, this information or representation must not be relied upon as having been authorized by us. Nothing contained herein shall, under any circumstance, create any implication that there has been no change in the affairs of Air-Q Wi-Fi Corporation since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this prospectus is June 30, 2003.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the SEC under the Securities Act with respect to our common stock to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Air-Q Wi-Fi Corporation, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048, or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information about the operation of the public reference rooms. The registration statement and our other SEC filings can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

INFORMATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by us with the SEC are incorporated by reference and made a part hereof:
1.	Annual Report on Form 10-KSB/A for the year ended December 31, 2002;
2.	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003;
3.	Current Report on Form 8-K, date of event: June 20, 2003; and
4.	Current Report on Form 8-K, date of event: June 27, 2003.

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of each such document. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Air-Q Wi-Fi Corporation hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for copies should be directed to: Corporate Secretary, Air-Q Wi-Fi Corporation, 7635 Jefferson Highway, Suite 309, Baton Rouge, Louisiana 70809.

THE COMPANY

We are a start-up business. Our new management has committed all available current and future capital and other resources to the commercial exploitation of our “Wi-Fi” (wireless fidelity) Internet access products (these proprietary products are referred to as our Wi-Fi products). Our first market will be Baton Rouge, Louisiana. Our business plan is based on the marketing of our wireless Internet access services (these services are referred to as our Wi-Fi services) to businesses and residential customers using our Wi-Fi products.

The term “Wi-Fi” is short for “wireless fidelity” and refers to an industry standard for wireless equipment that meets published 802.11(x) standards. Wi-Fi equipment operates in unlicensed spectra, such as 2.4 and 5.8 GHz.

AGREEMENT FOR CONSULTING AND LEGAL SERVICES AND ISSUANCE OF COMMON STOCK

In June 2003, we entered into an agreement for consulting and legal services with Newlan & Newlan, Attorneys at Law. Pursuant to that agreement, we have issued Newlan & Newlan a total of 300,000 shares of our common stock. Under the terms of this agreement, Newlan & Newlan has agreed to provide its usual consulting services with respect to legal issues for a period of one year. None of the shares of common stock to which this prospectus relates is issued pursuant to any program or plan and are not being administered by either the board of directors or any committee thereof.

The sale of any shares of common stock issued under the agreement with Newlan & Newlan must be made in compliance with federal and state securities laws. Officers, directors and 10%-or-greater shareholders, as well as certain other persons who may be deemed to be "affiliates" of our company under Federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption.

SALES BY SELLING SHAREHOLDER

The following table sets forth the name of the selling shareholder, the number of shares of common stock held, directly or indirectly, the amount of common stock to be owned by the selling shareholder following the sale of the shares of common stock hereunder and the percentage of shares of our common stock to be owned by the selling shareholder following completion of this offering.

Name of Selling Shareholder	Number of Shares Owned	Shares to be Offered	Shares to be Owned After Offering	% to be Owned After Offering
Newlan & Newlan (1)	300,000	300,000	-0-	0%
(1)	The partners of Newlan & Newlan own, indirectly, a total of 2,611,000 shares in addition to the shares being offered hereby.

DESCRIPTION OF COMMON STOCK
Common Stock

We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share. Holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of our common stock as such have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

Transfer Agent and Registrar
Signature Stock Transfer, Inc., Plano, Texas, is the transfer agent and registrar for our common stock.

INDEMNIFICATION

The Certificate of Incorporation, as amended, of Air-Q Wi-Fi Corporation eliminates the personal liability of directors to us or our shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Delaware law. Our bylaws provide that we shall have the power to indemnify our officers and directors to the extent permitted by Delaware law. Delaware law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Delaware law.

The provisions affecting personal liability do not abrogate a director's fiduciary duty to us and our shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between our interest and those of the director, or for violations of the federal securities laws.

The provisions regarding indemnification provide, in essence, that we will indemnify our directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director, including actions brought by or on our behalf (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to which the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control.

LEGAL MATTERS

The law firm of Newlan & Newlan, Lewisville, Texas, has acted as our legal counsel in connection with the registration statement of which this prospectus forms a part and related matters. The firm of Newlan & Newlan owns 300,000 shares of our common stock and the partners of Newlan & Newlan own, indirectly, a total of 2,611,000 shares of our common stock.

EXPERTS

Our consolidated financial statements for the year ended December 31, 2002, included in our Annual Report on Form 10-KSB/A and incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Malone & Bailey, PLLC, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The documents listed in (1) and (4) below are incorporated by reference in this registration statement. All documents subsequently filed by Air-Q Wi-Fi Corporation pursuant to Section 13(a), 13(c), 14 and 14(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

1.	Annual Report on Form 10-KSB/A for the year ended December 31, 2002;
2.	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003;
3.	Current Report on Form 8-K, date of event: June 20, 2003; and
4.	Current Report on Form 8-K, date of event: June 27, 2003.
Item 4. Description of Securities.

We are authorized to issue up to 50,000,000 shares of common stock, $.001 par value per share. Each share of common stock is entitled to one vote at all meetings of shareholders. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock, nor are there any subscription, conversion or redemption rights applicable to the common stock. The Certificate of Incorporation, as amended, prohibits cumulative voting in the election of directors. The absence of cumulative voting means that holders of more than 50% of the shares voting for the election of directors can elect all directors if they choose to do so. In such event, the holders of the remaining shares of common stock will not be entitled to elect any director. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. In the event of liquidation, dissolution or winding up, holders of shares of common stock will be entitled to receive, on a pro rata basis, all assets remaining after satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available therefor. The board of directors has the authority to issue the authorized but unissued shares without action by the shareholders.

Item 5. Interests of Named Experts and Counsel.
The selling shareholder is legal counsel to Air-Q Wi-Fi Corporation.
Item 6. Indemnification of Directors and Officers.

The Certificate of Incorporation, as amended, of Air-Q Wi-Fi Corporation eliminates the personal liability of directors to us or our shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Delaware law. Our bylaws provide that we shall have the power to indemnify our officers and directors to the extent permitted by Delaware law. Delaware law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Delaware law.

The provisions affecting personal liability do not abrogate a director's fiduciary duty to us and our shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between our interest and those of the director, or for violations of the federal securities laws.

The provisions regarding indemnification provide, in essence, that we will indemnify our directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director, including actions brought by or on our behalf (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to which the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Inasmuch as the consultant who received shares of common stock is knowledgeable, sophisticated and had access to comprehensive information relevant to Air-Q Wi-Fi Corporation, such transaction was undertaken in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. As a condition precedent to such issuance, the consultant was required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from Air-Q Wi-Fi Corporation, in the absence of sale pursuant an effective registration statement or a valid exemption therefrom.

Item 8. Exhibits.
Exhibit No.	Description
5.1	Opinion of Newlan & Newlan, Attorneys at Law, re: Legality.
10.1	Agreement for Consulting and Legal Services between Air-Q Wi-Fi Corporation and Newlan & Newlan, Attorneys at Law.
23.1	Consent of Malone & Bailey, PLLC.
23.2	Consent of Newlan & Newlan, Attorneys at Law.
Item 9. Undertakings.
(1)	The undersigned Registrant hereby undertakes:
(a)

To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b)

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of June, 2003.

AIR-Q WI-FI CORPORATION

By:	/s/ DAVID LOFLIN
David Loflin President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates included:

/s/ DAVID LOFLIN		June 30, 2003
David Loflin	President (Principal Executive Officer), Principal Accounting Officer (Principal Financial Officer) and Director
/s/ WADDELL D. LOFLIN		June 30, 2003
Waddell D. Loflin	Vice President, Secretary and Director